Exhibit 10.2

MACH NATURAL RESOURCES LP

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

1. Purpose. Mach Natural Resources GP LLC, a Delaware limited liability company (the “Company”), the general partner of Mach Natural Resources LP, a Delaware limited partnership (the “Partnership”), has adopted this Mach Natural Resources LP Executive Change in Control and Severance Plan (this “Plan”) to provide severance pay and benefits to eligible officers and management employees who are Eligible Executives (as defined below) and whose employment is terminated on or after January 1, 2024 (the “Effective Date”). This Plan is intended to be maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.

2. Definitions. For purposes of this Plan, the following terms shall have the respective meanings set forth below:

(a) “Accrued Amounts” means (i) all accrued and unpaid Base Salary through the Date of Termination, which shall be paid within ten (10) business days following the Date of Termination (or earlier if required by applicable law); (ii) reimbursement for all incurred but unreimbursed expenses for which an Eligible Executive is entitled to reimbursement in accordance with the expense reimbursement policies of the Partnership in effect as of the Date of Termination; and (iii) benefits to which an Eligible Executive is entitled through the Date of Termination pursuant to the terms of any plan or policy sponsored by the Partnership or any of its Affiliates as in effect from time to time.

(b) “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

(c) “Base Salary” means the amount an Eligible Executive is entitled to receive as base salary on an annualized basis, calculated as of the Date of Termination, including any amounts that an Eligible Executive could have received in cash had such Eligible Executive not elected to contribute to an employee benefit plan maintained by the Partnership, but excluding all annual cash incentive awards, bonuses, equity or equity-based awards, and incentive compensation payable by the Partnership as consideration for an Eligible Executive’s services.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” has the meaning set forth in the Long-Term Incentive Plan.

(f) “Change in Control” has the meaning set forth in the Long-Term Incentive Plan.

(g) “Change in Control Protection Period” means the period commencing on the date on which a Change in Control is consummated and ending on the 12-month anniversary of the date on which such Change in Control is consummated.

(h) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(i) “Code” means the U.S. Internal Revenue Code of 1986.

(j) “Committee” means the Compensation Committee of the Board or such other committee designated by the Board to administer this Plan. If no committee is duly authorized by the Board to administer this Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under this Plan.

(k) “Confidential Information” means all information that is conceived, made, developed or acquired by or disclosed to any member of the Partnership Group (whether conveyed orally or in writing), individually or in conjunction with others, including: (i) technical information of any member of the Partnership Group, its Affiliates, its investors, customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Partnership Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which any member of the Partnership Group owes a confidentiality obligation; and (iii) other valuable, confidential information and trade secrets of any member of the Partnership Group, its Affiliates, its customers or other third parties. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Partnership or the other applicable member of the Partnership Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Plan. For purposes of this Plan, Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure or wrongful act of an Eligible Executive or any of such Eligible Executive’s agents.

(l) “Date of Termination” means the effective date of the termination of an Eligible Executive’s employment with the Partnership and its Affiliates, as applicable, such that such Eligible Executive is no longer employed by any member of the Partnership Group.

(m) “Disability” has the meaning set forth in the Long-Term Incentive Plan.

(n) “Eligible Executive” means any employee of any member of the Partnership Group who (i) is designated by the Committee as an “Eligible Executive” who is eligible to participate in this Plan; (ii) has executed and returned a Participation Agreement to the Partnership; (iii) is not covered under any other severance plan, policy, program or arrangement sponsored or maintained by any member of the Partnership Group; and (iv) is not a party to an employment or severance agreement with any member of the Partnership Group pursuant to which such employee is eligible for severance payments or benefits or has waived such employee’s rights to severance payments or benefits thereunder pursuant to such employee’s Participation Agreement. The Committee shall have the sole discretion to determine whether an employee is an Eligible Executive. Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA.

(o) “Employment Period” means the period during which an Eligible Executive is employed or engaged by or affiliated with the Partnership or any other member of the Partnership Group.

(p) “ERISA” means the Employee Retirement Income Security Act of 1974.

(q) “Good Reason” means, with respect to an Eligible Executive, the occurrence of any of the following events without such Eligible Executive’s written consent: (i) a material diminution in such Eligible Executive’s title, position or duties with any member of the Partnership Group; (ii) a material reduction in base salary or target annual bonus opportunity; provided that, a reduction in the base salary or target annual bonus opportunity that occurs in connection with an across-the-board base salary or target bonus opportunity reduction affecting all other members of the management team of the Partnership on a proportionate basis shall not constitute Good Reason for purposes of this clause (ii); (iii) a relocation of such Eligible Executive’s principal place of employment to a location that is more than fifty (50) miles from such Eligible Executive’s then-current principal place of employment at the direction of any member of the Partnership Group; or (iv) any material breach by any member of the Partnership Group of any obligation under this Plan. Notwithstanding the foregoing, such Eligible Executive’s termination shall not be considered to be on account of Good Reason unless: (A) within forty-five (45) days following the initial occurrence of one of the events set forth in clauses (i)-(iv), such Eligible Executive provides written notice to the Company of the applicable facts and circumstances alleged to constitute Good Reason, (B) the applicable member of the Partnership Group does not remedy, cure or rectify the event within forty-five (45) days following the date on which written notice is received, and (C) such Eligible Executive actually terminates his or her employment within ninety (90) days after the initial occurrence of the event.

(r) “Long-Term Incentive Plan” means the Mach Natural Resources LP 2023 Long-Term Incentive Plan, as amended or restated from time to time, or any successor equity incentive plan adopted by the Company.

(s) “Participation Agreement” means the participation agreement delivered to each Eligible Executive by the Committee prior to his or her participation in this Plan evidencing such Eligible Executive’s agreement to participate in this Plan and to comply with all terms, conditions and restrictions within this Plan.

(t) “Partnership Group” means the Partnership, the Company and each of their respective direct and indirect past, present and future subsidiaries.

(u) “Prohibited Period” means, with respect to an Eligible Executive, such Eligible Executive’s Employment Period and the 12-month period immediately thereafter.

(v) “Qualifying Termination” means the termination of an Eligible Executive’s employment (i) by any member of the Partnership Group without Cause (which, for the avoidance of doubt, does not include a termination due to death or Disability); or (ii) due to an Eligible Executive’s resignation for Good Reason, in each case, such that such Eligible Executive is no longer employed by any member of the Partnership Group.

(w) “Release Requirement” means the requirement that an Eligible Executive execute and deliver to the Partnership a general release of claims, in a form acceptable to the Partnership (the “Release”), on or prior to the date that is twenty-one (21) days following the date upon which the Partnership delivers the Release to an Eligible Executive (which shall occur no later than seven (7) days following the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. Notwithstanding the foregoing or any other provision in this Plan to the contrary, the Release Requirement shall not be considered satisfied if such Eligible Executive revokes the Release within any time provided by the Partnership for such revocation.

(x) “Section 409A” means Section 409A of the Code.

(y) “Severance Amount” means, collectively, the cash payments set forth in Sections 5(a) or 5(b), as applicable.

(z) “Target Annual Bonus” means an Eligible Executive’s target annual bonus for the calendar year that includes such Eligible Executive’s Date of Termination.

(aa) “Tier” means an “Executive Tier” used for purposes of determining the level of severance benefits an Eligible Executive is eligible to receive. Each Eligible Executive shall be designated by the Committee as a “Tier 1 Executive” or “Tier 2 Executive” pursuant to such Eligible Executive’s Participation Agreement.

3. Administration of this Plan.

(a) Administration by the Committee. The Committee shall be responsible for the management and control of the operation and the administration of this Plan, including interpretation of this Plan, decisions pertaining to eligibility to participate in this Plan, computation of severance benefits, granting or denial of severance benefit claims and review of claims denials. The Committee has absolute discretion in the exercise of its powers and responsibilities. For this purpose, the Committee’s powers shall include the following authority, in addition to all other powers provided by this Plan:

(i) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of this Plan;

(ii) to interpret this Plan, the Committee’s interpretation hereof to be final and conclusive on all persons claiming benefits under this Plan;

(iii) to decide all questions concerning this Plan and the eligibility of any person to participate in this Plan, and to designate each Eligible Executive’s applicable Tier;

(iv) to make a determination as to the right of any person to a benefit under this Plan (including to determine whether and when there has been a termination of an Eligible Executive’s employment and the cause of such termination);

(v) to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering this Plan;

(vi) to allocate and delegate its responsibilities under this Plan and to designate other persons to carry out any of its responsibilities under this Plan, any such allocation, delegation or designation to be in writing;

(vii) to sue or cause suit to be brought in the name of this Plan; and

(viii) to obtain from the Partnership, its Affiliates and from Eligible Executives such information as is necessary for the proper administration of this Plan.

(b) Indemnification of the Committee. The Partnership shall, without limiting any rights that the Committee may have under the Partnership’s governing documents, applicable law or otherwise, indemnify and hold harmless the Committee and each member thereof (and any other individual acting on behalf of the Committee or any member thereof) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person’s own gross negligence or willful misconduct. Expenses against which such person shall be indemnified hereunder include the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under this Plan.

(c) Compensation and Expenses. The Committee shall not receive additional compensation with respect to services for this Plan. To the extent required by applicable law, but not otherwise, the Committee shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of this Plan, including the cost of furnishing bond, shall be paid by the Partnership.

4. Eligibility; Plan Supersedes Prior Agreements. Only individuals who are Eligible Executives may participate in this Plan. The Committee has full and absolute discretion to determine and select which employees of the Partnership and its Affiliates are Eligible Executives. Once an employee has been designated as an Eligible Executive, such individual shall automatically continue to be an Eligible Executive until such Eligible Executive ceases to be an employee or is removed as an Eligible Executive by the Committee. This Plan shall supersede all prior agreements, practices, policies, procedures and plans relating to severance benefits sponsored, maintained or entered into by any and all members of the Partnership Group with respect to the Eligible Executives.

5. Plan Benefits.

(a) Qualifying Termination Outside of a Change in Control Protection Period. In the event an Eligible Executive’s employment with any member of the Partnership Group ends due to a Qualifying Termination that occurs outside of a Change in Control Protection Period, such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive satisfies the Release Requirement and abides by the terms of Sections 7, 8, 9 and 10 below, such Eligible Executive shall also be entitled to receive: (i) a cash severance payment in an amount equal to (A) for a Tier 1 Executive, such Eligible Executive’s Base Salary, and (B) for a Tier 2 Executive, five weeks of such Eligible Executive’s Base Salary for each full year of employment or service with the Partnership Group, with a minimum of five weeks of such Eligible Executive’s Base Salary and a maximum of fifty-two (52) weeks of such Eligible Executive’s Base Salary, in each case, payable in a lump sum on the Partnership’s first regularly scheduled pay date on or after the date that is sixty (60) days after such Eligible Executive’s Date of Termination, and (ii) any earned but unpaid annual bonus with respect to the calendar year ending on or preceding such Eligible Executive’s Date of Termination, payable on the otherwise applicable payment date (the “Prior Year Bonus”).

(b) Qualifying Termination During a Change in Control Protection Period. In the event an Eligible Executive’s employment with any member of the Partnership Group ends due to a Qualifying Termination that occurs during a Change in Control Protection Period, such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive satisfies the Release Requirement and abides by the terms of Sections 7, 8, 9 and 10 below, such Eligible Executive shall also be entitled to receive (1) the Prior Year Bonus and (2) an amount equal to the sum of the amounts set forth in clauses (i), (ii) and (iii) below, payable in a lump sum within sixty (60) days after such Eligible Executive’s Date of Termination:

(i) An amount equal to (A) (x) for a Tier 1 Executive, two and one-half (2.5), and (y) for a Tier 2 Executive, one and one-half (1.5), multiplied by (B) the sum of such Eligible Executive’s (I) Base Salary and (II) Target Annual Bonus;

(ii) A pro-rated portion of such Eligible Executive’s Target Annual Bonus, determined by multiplying such Eligible Executive’s Target Annual Bonus by a fraction, (A) the numerator of which equals the number of calendar days that such Eligible Executive was employed by any member of the Partnership Group during the calendar year in which the Date of Termination occurs and (B) the denominator of which equals 365 or 366, as applicable (the “Pro-Rated Bonus”); and

(iii) An amount equal to (A) twelve (12), multiplied by (B) the monthly amount of the Partnership’s contribution to the premiums for such Eligible Executive’s group health plan coverage (including coverage for such Eligible Executive’s spouse and eligible dependents), determined under the Partnership’s group health plans as in effect immediately prior to such Eligible Executive’s Date of Termination (such monthly amount, the “Monthly COBRA Amount” and the aggregate amount payable under this Section 5(b)(iii), if any, the “COBRA Entitlement”). For the avoidance of doubt, if, as of an Eligible Executive’s Date of Termination, such Eligible Executive does not participate in any of the Partnership’s group health plans, then the Monthly COBRA Amount will equal zero.

(c) Equity Incentive Awards. For clarity, in the event that an Eligible Executive’s employment with any member of the Partnership Group terminates (pursuant to a Qualifying Termination or otherwise), all outstanding equity incentive awards then held by such Eligible Executive, and granted pursuant to an award agreement subject to the Long-Term Incentive Plan or otherwise, will be treated in accordance with the terms and conditions of such award agreement and, as applicable, the Long-Term Incentive Plan or other incentive equity plan as may be in effect from time to time.

(d) Terminations Due to Death or Disability. In the event that an Eligible Executive’s employment with the Partnership Group terminates due to such Eligible Executive’s death or Disability, such Eligible Executive (or such Eligible Executive’s estate, as applicable) shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive (or such Eligible Executive’s estate, as applicable) (i) satisfies the Release Requirement, and (ii) if such Eligible Executive’s employment with the Partnership Group terminates due to such Eligible Executive’s Disability, abides by the terms of Sections 7, 8, 9 and 10, such Eligible Executive (or such Eligible Executive’s estate, as applicable) shall also be entitled to receive the Pro-Rated Bonus, the COBRA Entitlement and the Prior Year Bonus.

(e) Other Non-Qualifying Terminations of Employment. In the event that an Eligible Executive’s employment with any member of the Partnership Group terminates other than pursuant to a Qualifying Termination (whether outside of or during a Change in Control Protection Period) or due to such Eligible Executive’s death or Disability, then all compensation and benefits to such Eligible Executive shall terminate contemporaneously with such termination of employment, except that such Eligible Executive shall be entitled to the Accrued Amounts.

(f) After-Acquired Evidence. Notwithstanding any provision of this Plan to the contrary, in the event that the Partnership determines that an Eligible Executive is eligible to receive the Severance Amount pursuant to Sections 5(a) or 5(b) but, after such determination, the Partnership subsequently acquires evidence or determines that: (i) such Eligible Executive has failed to abide by the terms of Sections 7, 8, 9 or 10; or (ii) a Cause condition existed on or prior to the Date of Termination that, had the Partnership been fully aware of such condition, would have given the Partnership the right to terminate such Eligible Executive’s employment for Cause, then the Partnership shall have the right to cease the payment of the Severance Amount, and such Eligible Executive shall promptly return to the Partnership any payment of the Severance Amount received by such Eligible Executive prior to the date that the Partnership determines that the conditions of this Section 5(f) have been satisfied.

(g) No Duplication. Except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy or other arrangement or individual contract or under any statute, rule or regulation. In the event an Eligible Executive is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of such Eligible Executive’s Date of Termination, that may duplicate the payments and benefits provided for in Sections 5(a) or 5(b), as applicable, the Committee is specifically empowered to reduce or eliminate the duplicative benefits provided for under this Plan.

6. Certain Excise Taxes. Notwithstanding anything to the contrary in this Plan, if an Eligible Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Plan, together with any other payments and benefits that such Eligible Executive has the right to receive from the Partnership or any of its Affiliates, and taking into account reductions in respect of reasonable compensation for personal services to be rendered by such Eligible Executive on or following the date of the relevant “change in ownership or control” (within the meaning of Section 280G of the Code), including pursuant to applicable non-competition and other restrictive covenant obligations, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by such Eligible Executive from the Partnership and its Affiliates will be one dollar less than three times such Eligible Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such payments and benefits received by such Eligible Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever of clauses (a) or (b) results in the better net after-tax position to such Eligible Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through such payment or benefit that would be made first in time) and then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Partnership in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Partnership or any of its Affiliates used in determining if a “parachute payment” exists, exceeds one dollar less than three times such Eligible Executive’s base amount, then such Eligible Executive shall immediately repay such excess to the Partnership upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Partnership, the Company or any of their respective Affiliates to be responsible for, or have any liability or obligation with respect to, any Eligible Executives’ excise tax liabilities under Section 4999 of the Code.

7. Confidentiality. During the period in which an Eligible Executive participates in this Plan, such Eligible Executive shall be provided with, and will have access to, Confidential Information. In consideration of such Eligible Executive’s receipt of Confidential Information and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, and as a condition to participation in this Plan, each Eligible Executive shall be subject to the covenants and restrictions in this Section 7 and in Sections 8, 9 and 10.

(a) In General. Both during each Eligible Executive’s Employment Period and thereafter, except as expressly permitted by this Plan or by express written directive of the Board, such Eligible Executive shall not, and shall cause such Eligible Executive’s affiliates not to, directly or indirectly, disclose any Confidential Information to any person or entity or use any Confidential Information, in each case, except for the benefit of the Partnership Group. Each Eligible Executive shall follow all Partnership Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of an Eligible Executive’s duties on behalf of the Partnership Group, such Eligible Executive shall not remove from facilities of any member of the Partnership Group any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to Confidential Information, whether paper or electronic and whether produced by such Eligible Executive or obtained from the Partnership Group. The covenants of this Section 7 shall apply to all Confidential Information, whether now known or later to become known to an Eligible Executive during the Employment Period.

(b) Return of Confidential Information. On the last day of an Eligible Executive’s Employment Period, and at any other time upon request of the Partnership, such Eligible Executive shall promptly surrender and deliver to the Partnership all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Partnership Group property (including any Partnership Group-issued computer, mobile device or other property or equipment) in such Eligible Executive’s possession, custody or control and such Eligible Executive shall not retain any such documents or other materials or property of the Partnership Group. Within five (5) days of any such request, such Eligible Executive shall certify to the Partnership in writing that all such documents, materials and property have been returned to the Partnership.

(c) Additional Permitted Disclosures. Notwithstanding the foregoing, nothing in this Plan or in any other agreement between an Eligible Executive and any member of the Partnership Group shall prohibit or restrict such Eligible Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority (including the U.S. Securities and Exchange Commission) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to such Eligible Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law or pursuant to the Sarbanes-Oxley Act; (iv) accepting any U.S. Securities and Exchange Commission awards or other awards in connection with the whistleblower provisions of federal or other applicable law or regulation; or (v) making any other disclosures that are protected under the whistleblower provisions of any applicable law or regulation. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), an Eligible Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; (2) is made to such Eligible Executive’s attorney in relation to a lawsuit for retaliation against such Eligible Executive for reporting a suspected violation of law or (3) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Plan or any other agreement between an Eligible Executive and any member of the Partnership Group requires such Eligible Executive to obtain prior authorization from any member of the Partnership Group or any other person or entity before engaging in any conduct described in this Section 7(c), or to notify any member of the Partnership Group that such Eligible Executive has engaged in any such conduct, and nothing is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Nothing herein prevents an Eligible Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that such Eligible Executive has reason to believe is unlawful.

8. Employee and Contractor Non-Solicitation.

(a) Each Eligible Executive acknowledges that participation in this Plan provides such Eligible Executive with a further incentive to build the goodwill of the Partnership Group and further aligns such Eligible Executive’s interests with the Partnership Group’s long-term business interests. As an express inducement for the Partnership to permit each Eligible Executive to participate in this Plan and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and in order to protect the Confidential Information, and the Partnership Group’s goodwill and other legitimate business interests, each Eligible Executive voluntarily agrees to the covenants set forth in this Plan. Each Eligible Executive further agrees that such Eligible Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Plan and that such Eligible Executive will reimburse the Partnership and any other member of the Partnership Group for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Plan if either the Partnership or such other member of the Partnership Group prevails on any material issue involved in such dispute.

(b) Each Eligible Executive agrees and acknowledges that the limitations and restrictions set forth in this Plan, including temporal restrictions on certain non-solicitation activities, are reasonable in all respects, do not interfere with public interests, will not cause such Eligible Executive undue hardship, do not interfere with such Eligible Executive’s ability to earn a living, and are material and substantial parts of this Plan intended and necessary to protect the Confidential Information and the goodwill and legitimate business interests of the Partnership Group. Each Eligible Executive further agrees and acknowledges that such Eligible Executive’s employment with the Partnership or any other member of the Partnership Group is in an executive, management or professional capacity.

(c) During the Prohibited Period, each Eligible Executive shall not, except on behalf of the Partnership Group or with the prior express written approval of the Board, and shall cause such Eligible Executive’s affiliates to not, directly or indirectly, for such Eligible Executive or on behalf of or in conjunction with any other person or entity of any nature: (A) solicit, canvass, approach, encourage, entice, recruit, influence or induce any person who is at any time during the Prohibited Period an employee or a contractor of any member of the Partnership Group to terminate or reduce his, her or its employment or engagement with any member of the Partnership Group, or (B) hire or retain, solicit for employment or engagement, or attempt to hire, retain, or solicit for employment or engagement any employee or contractor of any member of the Partnership Group, or otherwise adversely interfere with any such relationship. An employee or contractor shall be deemed covered by this Section 8(c) while so employed or engaged and for a period of six months thereafter.

(d) Because of the difficulty of measuring economic losses to the Partnership Group as a result of a breach or threatened breach of the covenants set forth in this Plan, and because of the substantial, immediate and irreparable damage that would be caused to the members of the Partnership Group for which they would have no other adequate remedy, the Partnership and each other member of the Partnership Group shall be entitled to (i) enforce all such covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security, (ii) indemnification by the applicable Eligible Executive from any loss or harm, and (iii) recover any costs or attorneys’ fees, arising out of or in connection with any breach by the applicable Eligible Executive or such Eligible Executive’s affiliates or enforcement action relating to such Eligible Executive’s obligations under Sections 7, 8 and 9 and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law. The aforementioned equitable relief shall not be the Partnership’s or any other member of the Partnership Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Partnership and each other member of the Partnership Group under this Plan and at law and equity. Further, in the event of any violation of the provisions of this Section 8, each Eligible Executive agrees that the post-termination restrictions contained in this Section 8 will be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the Prohibited Period will be tolled during any period of such violation.

(e) The covenants in this Section 8, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope or time restrictions set forth are unreasonable, unlawful or unenforceable (in whole or in part), then it is the intention of the parties that such restrictions be enforced to the fullest extent allowed by applicable law, and this Plan shall thereby be reformed to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law.

9. Non-Disparagement. Subject to Section 7(c) above, each Eligible Executive agrees that such Eligible Executive will not, and will cause such Eligible Executive’s affiliates to not, make, publish or communicate any disparaging or defamatory comments, remarks or statements, whether written or oral, regarding any member of the Partnership Group or any of their respective current or former directors, officers, members, managers, partners, executives, direct or indirect owners (including equityholders), customers, clients, suppliers, other associated third parties, businesses, business practices, prospects, products or services.

10. Cooperation. Each Eligible Executive agrees that during the Employment Period and thereafter (regardless of whether such Eligible Executive resigns or such Eligible Executive’s employment is terminated by the Partnership Group, or the reason for such resignation or termination), such Eligible Executive shall provide reasonable and timely cooperation in connection with: (a) any actual or threatened litigation, inquiry, review, investigation, process, or other matter, action, or proceeding (whether conducted by or before any court, regulatory or governmental entity, or by or on behalf of the Partnership Group or otherwise), that relates to events occurring during such Eligible Executive’s Employment Period or about which the Partnership Group otherwise believes such Eligible Executive may have relevant information; (b) the transitioning of such Eligible Executive’s role and responsibilities to other personnel; and (c) the provision of information in response to the Partnership Group’s requests and inquiries in connection with such Eligible Executive’s separation of employment. Each Eligible Executive’s cooperation shall include being available to (i) meet with and provide information to the Partnership Group and its counsel or other agents in connection with fact-finding, investigatory, discovery, or pre-litigation or other proceeding issues, and (ii) provide truthful testimony (including via affidavit, deposition, at trial, or otherwise) in connection with any such matter, all without the requirement of being subpoenaed.

11. Prior Obligations. Each Eligible Executive hereby represents and warrants that such Eligible Executive is not the subject of, or a party to, any non-competition, non-solicitation, restrictive covenant or non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit such Eligible Executive from complying with this Plan or fully performing each of such Eligible Executive’s duties and responsibilities for the Partnership Group, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to such Eligible Executive by any member of the Partnership Group. Each Eligible Executive expressly acknowledges and agrees that such Eligible Executive is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Partnership Group, and such Eligible Executive agrees and promises that such Eligible Executive shall not do so. Each Eligible Executive shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Partnership Group.

12. Consent to Notification. If an Eligible Executive ceases to be employed by any member of the Partnership Group, such Eligible Executive hereby grants the Partnership Group consent to notify any new employer, any third party engaging such Eligible Executive’s services, or any entity to which such Eligible Executive becomes a partner, member, employee or otherwise engaged, regarding such Eligible Executive’s rights and obligations under this Plan.

13. Claims Procedure and Review.

(a) Filing a Claim. Any Eligible Executive that the Committee determines is entitled to severance payments or benefits under this Plan is not required to file a claim for such payments or benefits. Any Eligible Executive (i) who is not paid severance payments or benefits hereunder and who believes that such Eligible Executive is entitled to severance payments or benefits hereunder or (ii) who has been paid severance payments or benefits hereunder and believes that such Eligible Executive is entitled to greater benefits hereunder may file a claim for severance payments or benefits under this Plan in writing with the Committee.

(b) Initial Determination of a Claim. If a claim for severance payments or benefits hereunder is wholly or partially denied, the Committee shall, within a reasonable period of time but no later than ninety (90) days after receipt of the claim (or one-hundred eighty (180) days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim, (iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (vi) describe this Plan’s claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(c) Appeal of a Denied Claim. Within sixty (60) days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Committee. In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments. The Committee shall deliver to the claimant a written decision on the appeal promptly, but not later than sixty (60) days after the receipt of the claimant’s appeal (or one-hundred twenty (120) days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) include specific reasons for the decision, (iv) refer specifically to this Plan provisions upon which the decision is based, (v) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (vi) a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. If special circumstances require an extension of up to one-hundred eighty (180) days for an initial claim or one-hundred twenty (120) days for an appeal, whichever applies, the Committee shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Committee expects to render the decision.

(d) Compliance with ERISA. The benefits claim procedure provided in this Section 13 is intended to comply with the provisions of 29 C.F.R. § 2560.503-1. All provisions of this Section 13 shall be interpreted, construed, and limited in accordance with such intent.

14. General Provisions.

(a) Taxes. The Partnership is authorized to withhold from all payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Partnership may deem advisable to enable the Partnership and an Eligible Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made or benefits provided under this Plan.

(b) No Mitigation. No Eligible Executive shall have any duty to mitigate the amounts payable under this Plan by seeking or accepting new employment or self-employment following a Qualifying Termination.

(c) Offset. The Partnership may set off against, and each Eligible Executive authorizes the Partnership to deduct from, any payments due to such Eligible Executive, or to his or her estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Partnership or any Affiliate of the Partnership by such Eligible Executive, whether arising under this Plan or otherwise; provided, however, that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A unless the offset would not result in a violation of the requirements of Section 409A.

(d) Amendment and Termination. Prior to a Change in Control, the Board and the Committee shall have the power to amend or terminate this Plan from time to time in its discretion and for any reason (or no reason) (including the removal of an individual as an Eligible Executive); provided that no such amendment or termination shall be effective with respect to an Eligible Executive whose termination of employment occurred prior to the amendment or termination of this Plan; and provided, further, that, to the extent any such amendment has a detrimental impact to any Eligible Executive, such amendment will become effective with respect to such Eligible Executive six months following approval thereof by the Board or Committee. Notwithstanding the foregoing, during a Change in Control Protection Period, no amendment or termination of this Plan shall impair any rights of, or obligations to, any Eligible Executive under this Plan (including the removal of an individual as an Eligible Executive) unless such Eligible Executive expressly consents to such amendment or termination.

(e) Successors. This Plan will be binding upon any successor to the Partnership, its assets, its businesses or its interests (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Partnership would be obligated under this Plan if no succession had taken place. All payments and benefits that become due to an Eligible Executive under this Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

(f) Transfer and Assignment. Neither an Eligible Executive nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under this Plan prior to the date that such amounts are paid.

(g) Unfunded Obligation. All benefits due to an Eligible Executive under this Plan are unfunded and unsecured and are payable out of the general assets of the Partnership. The Partnership is not required to segregate any monies or other assets from its general funds with respect to these obligations. Eligible Executives shall not have any preference or security interest in any assets of the Partnership other than as a general unsecured creditor.

(h) Severability. If any provision of this Plan (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity of such provision (or portion thereof) will not affect the remaining provisions (or portions thereof) of this Plan, but such provision (or portion thereof) will be fully severable and this Plan will be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included herein.

(i) COBRA. Subject to the rules and regulations of COBRA, in connection with an Eligible Executive’s Date of Termination, the Partnership will provide an Eligible Executive the option to elect to continue group health plan coverage through COBRA. The election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain such Eligible Executive’s sole responsibility, and neither the Partnership nor any of its Affiliates will assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.

(j) Section 409A. This Plan is intended to comply with Section 409A or one or more exemptions thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Plan, payments provided under this Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Plan that may be exempt from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be treated as exempt from Section 409A to the maximum extent possible. Any payments to be made under this Plan upon the termination of an Eligible Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. In no event may an Eligible Executive, directly or indirectly, designate the calendar year of any payment under this Plan. Any installment payment under this Plan is intended to be a separate payment for purposes of Section 409A. Notwithstanding any provision in this Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if an Eligible Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of such Eligible Executive’s death or (ii) the date that is six months after such Eligible Executive’s Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to such Eligible Executive (or such Eligible Executive’s estate and/or beneficiaries, as the case may be, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Partnership makes no representations that the payments and benefits provided under this Plan are exempt from, or compliant with, Section 409A and in no event shall the Partnership, the Company or any of their Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Eligible Executive on account of non-compliance with Section 409A.

(k) Governing Law. All questions arising with respect to the provisions of this Plan and payments or benefits due hereunder will be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent preempted by federal law (including ERISA, which is the federal law that governs this Plan, the administration of this Plan and any claims made under this Plan).

(l) Relationship with Mach Resources. During any period in which Mach Resources LLC (“Mach Resources”) is employing any Eligible Executive (the “Service Agreement Period”), this Plan, when referencing such Eligible Executive’s employment or termination thereof or compensation or benefits provided or to be provided by, or any withholding or other obligations or actions of, any member of the Partnership Group, then such references will be deemed, unless otherwise determined by the Committee in its sole discretion, to refer to such Eligible Executive’s employment or termination thereof or compensation or benefits provided or to be provided by, and any withholding or other obligations or actions of, Mach Resources. Notwithstanding anything to the contrary contained herein, if any Eligible Executive’s employment with Mach Resources is terminated for any reason by, or any Eligible Executive resigns for Good Reason due to any act or omission of, Mach Resources that is not supported by the Partnership or the Company, then such Eligible Executive shall not be entitled to any compensation or benefits hereunder unless otherwise determined by the Committee on such other terms and conditions as the Committee may determine in its sole discretion. For the avoidance of doubt, during the Service Agreement Period, any reference to the termination of an Eligible Executive’s employment for any reason under this Plan by any member of the Partnership Group shall be deemed to mean a termination of such Eligible Executive by Mach Resources at the express written instruction of the Partnership or such member of the Partnership Group.

(m) Status. This Plan is intended to qualify for the exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.

(n) Third-Party Beneficiaries. Each member of the Partnership Group not party hereto shall be a third-party beneficiary of each Eligible Executive’s covenants and obligations under Sections 7, 8, 9 and 10 and shall be entitled to enforce such obligations as if a party hereto.

(o) No Right to Continued Employment. The adoption and maintenance of this Plan shall not be deemed to be a contract of employment between the Partnership or any of its Affiliates and any person, or to have any impact whatsoever on the at-will employment relationship between the Partnership or any of its Affiliates, on the one hand, and any of the Eligible Executives, on the other hand. Nothing in this Plan shall be deemed to give any person the right to be retained in the employ of the Partnership or any of its Affiliates for any period of time or to restrict the right of the Partnership or any of its Affiliates to terminate the employment of any person at any time.

(p) Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended, restated or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Plan nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Plan has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

(q) Overpayment. If, due to mistake or any other reason, a person receives severance payments or benefits under this Plan in excess of what this Plan provides, such person shall repay the overpayment to the Partnership in a lump sum within thirty (30) days’ notice of the amount of the overpayment. If such person fails to so repay the overpayment, then without limiting any other remedies available to the Partnership, the Partnership may deduct the amount of the overpayment from any other amounts which become payable to such person under this Plan or otherwise.

(r) Clawback. Any amounts payable under this Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Partnership providing for clawback or recovery of amounts that were paid to an Eligible Executive. The Partnership will make any determination for clawback or recovery in its sole discretion and in accordance with applicable laws, regulations, and securities exchange listing standards.

(s) Agent for Service of Legal Process. Legal process may be served on the Committee, which is this Plan’s administrator, at the following address: Compensation Committee of the Board of Directors, c/o Mach Natural Resources LP, 14201 Wireless Way, Suite 300, Oklahoma City, Oklahoma 73134.

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